Dynatronics Corporation Announces New Credit Facility

EAGAN, MN / ACCESSWIRE / August 4, 2023 / Dynatronics Corporation (NASDAQ:DYNT) ("Dynatronics" or the "Company"), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced that on August 1, 2023 the Company and its subsidiaries entered into a new Loan and Security Agreement ("the credit facility") with Gibraltar Business Capital, LLC ("Gibraltar").

Brian Baker, President, and Chief Operating Officer commented "Over the past few years, Dynatronics has made substantial progress to optimize its cost structure and strengthen its balance sheet.  With a solid foundation now in place, the closing of this credit facility provides operational and financial flexibility as we execute our operational plans in today's market conditions."

John Krier, Chief Executive Officer, and Chief Financial Officer commented, "I am pleased we have executed this new credit facility, improved our access to capital through this relationship with Gibraltar, and are poised to be opportunistic to future opportunities."

Dynatronics anticipates it will use the proceeds from the new credit facility to fund its working capital needs and for other general corporate purposes.  Additional details on the new credit facility are outlined in the Company's Current Report on Form 8-K filed today with the Securities and Exchange Commission.

About Dynatronics Corporation

Dynatronics is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The Company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, and hospitals. The Company's products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann®, Physician's Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

About Gibraltar Business Capital

Chicago-based Gibraltar Business Capital is a well-capitalized, specialty finance company delivering working capital in the form of asset-based loans from $5 to $100 million. Gibraltar is an expert financial partner providing mid-market companies nationwide access to capital when they need it most to solve challenges or fuel growth at any stage of the business lifecycle. With more than 70 years of experience, Gibraltar's team is trained to listen, think differently, and take unique circumstances into account. Gibraltar Business Capital is a portfolio company of multi-billion-dollar specialty finance company Hercules Capital, Inc. (NYSE: HTGC). For more information, visit www.gibraltarbc.com.

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Dynatronics Corporation

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ir@dynatronics.com

For additional information, please visit: www.dynatronics.com

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SOURCE: Dynatronics Corporation